Exhibit 107

Calculation of Filing Fee Tables

424(h)

(Form Type)

CarMax Auto Funding LLC

(Exact Name of Registrant as Specified in its Charter)

Central Index Key Number of Registrant: 0001259380

Table 1: Newly Registered and Carry Forward Securities(1)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price(2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Asset- Backed Securities	Asset- Backed Notes	457(s)	$600,000,000	100%	$600,000,000	0.00013810	$82,860.00

	Other	Grantor Trust Certificate(3)	457(t)(3)	(3)	(3)	(3)	(3)	(3)

Fees Previously Paid

Carry Forward Securities

Carry Forward Securities

	Total Offering Amounts					$600,000,000		$82,860.00

	Total Fees Previously Paid							$0.00

	Total Fee Offsets							$0.00

	Net Fee Due							$82,860.00

(1)

The prospectus to which this Exhibit is attached is a preliminary prospectus for the related offering. This table relates to the payment of registration fees in connection with the Registration Statement of which this prospectus is attached (No. 333-288943).

(2)	Estimated solely for the purpose of calculating the registration fee.
(3)

The grantor trust certificate (“Grantor Trust Certificate”) will be issued by the grantor trust formed by the issuing entity and held by the issuing entity. The Grantor Trust Certificate is not being offered to investors hereunder. No registration fee is required to be paid in connection with registration of the Grantor Trust Certificate in accordance with Rule 457(t) of the Securities Act.